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                                                                   EXHIBIT 10.28

[IRIDIUM LOGO]
                                                                Robert W. Kinzie
                                            Chairman and Chief Executive Officer



December 2, 1996



Dr. Edward Staiano
President
Motorola, Inc.
General Systems Sector
425 N. Martingale Road
Schaumburg, IL  60173

Dear Dr. Staiano:

I am pleased to provide you with this offer for the position of Vice Chairman and Chief Executive Officer, with Iridium LLC, at a base salary of $20,833.33 paid twice each month (which equates to $500,000 per year). You understand that this offer and your election to this position is subject to the formal approval of the Compensation Committee and the Board of Directors of the Company, and to approval by the members of Iridium LLC of certain amendments to the LLC Agreement, which we expect to occur prior to the intended January 1, 1997 effective date of your employment here. In addition to your base salary, the company will provide for your use, at its expense, a car, a furnished apartment in Washington, D.C. and access to a jet aircraft of a Gulfstream 4 class. Iridium LLC will provide reimbursement for any tax liability created as a result of the use of these items. You will also receive "stock" options to purchase 10,000 class 1 membership interests under the company's "stock" option plan at $1,000 per class 1 membership interest. Vesting and expiration of the options will be in accordance with the terms of the Iridium LLC Stock Option Plan of 1996, provided that if you are involuntarily terminated from the Company for reasons other than cause prior to the completion of the vesting period, your options will continue to vest in accordance with the Plan so long as you are not retained or employed by a competitor of the Company. It is understood that these benefits will be in lieu of Iridium's annual bonus and retirement benefit plans.

Nothing in this offer shall preclude your serving on the Board of Directors of Motorola, Inc. should you be asked to do so.

This offer is subject to your understanding and acceptance of certain conditions described below.

As a condition pre-requisite to any employment by Iridium LLC, it will be necessary for you to complete and return the employment application, including the consent forms. As Iridium is committed to the maintenance of a Drug Free Workplace, you would have to consent to and pass pre-employment drug testing as described in the application package.

In compliance with the Immigration Reform and Control Act of 1986, you will also be required
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{IRIDIUM LOGO]



to furnish proof of your identity and eligibility for employment in the United States. If these conditions are acceptable to you, please indicate your acceptance of this conditional offer of employment by signing and returning a copy of this letter.

Also, please return the employment application, the notification and release and the associated consent forms to Dale Hogg, Vice President, Human Resources at 1401 H Street, NW, Suite 800, Washington, DC 20005.

Should you have any questions concerning this offer, please feel free to contact me at (202) 326-5610.

Sincerely,



Robert W. Kinzie

                                                   CONDITIONAL OFFER ACCEPTED



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